Exhibit 99.2

For Immediate Release

Standard Motor Products, Inc. Announces Segment Reporting Changes

New Engineered Solutions Segment Focused on Diverse Non-Aftermarket End Markets

Engine Management Segment Renamed Vehicle Control to Reflect Current Product Suite

Additional Details in Today’s Fourth Quarter Financial Results Call

New York, NY, February 22, 2023......Standard Motor Products, Inc. (NYSE: SMP) (the “Company”), a leading automotive parts manufacturer and distributor, today announced its new operating segment, “Engineered Solutions,” along with the intent to rename its Engine Management segment to “Vehicle Control”. These segment changes, beginning in 2023, will better align the Company’s operating categories with its strategic focus as well as provide greater clarity into how the Company is positioned to capture growth opportunities of the future. Management will discuss the resegmentation in depth during the Company’s fourth quarter and full year 2022 earnings call today at 11:00 AM Eastern Time. A revised investor presentation along with a supplementary resegmentation presentation are available on the Company’s Investor Relations website.

Highlights of the Resegmentation

•
New Engineered Solutions segment will focus on non-Aftermarket end markets, including both on-highway (commercial and light vehicles) and off-highway (construction, agriculture, power sports, and other) applications

•	Elevates overall growth profile and opportunity for the Company while also diversifying revenue mix and cash flow generation

•	New segment will be carved from existing two segments, Engine Management and Temperature Control, which will now solely represent sales to Aftermarket channels

•	Supports the Company’s ongoing focus as a best-in-class supplier of premium replacement parts products to the North American Aftermarket

•	Offers clarity to the unique dynamics and margin profiles of the markets served by each segment with detailed segment financial reporting beginning in Q1’23

•	Engine Management to be renamed “Vehicle Control” to reflect the expanding portfolio including powertrain-neutral product categories

“The resegmentation of Standard Motor Products marks an important development in our company’s 100-year history as a leader in vehicle technologies,” said Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President. “I am pleased to unveil our three complementary business segments – Engineered Solutions, Vehicle Control, and Temperature Control – which will let SMP’s stakeholders better track the performance and focus of our business. These segments will allow us to penetrate diverse end markets while continuing to provide customers with best-in-class products and services.

“The Aftermarket has been and will continue to be the heart of our business. It is a robust industry demonstrating tremendous stability and resiliency and has a very bright future. Our value proposition of being the best full-line full-service supplier of premium products continues to be very well received by our broad customer base. We remain steadfastly committed to the Aftermarket as a primary driver of our business.

“Meanwhile, over the past several years we have aggressively grown our sales to non-Aftermarket customers, focusing on diverse on-highway and off-highway end markets.  We believe this has reached the critical mass to become a standalone operating segment.  Through strategic acquisitions and organic growth, we achieved 2022 sales of $270 million, and broadened our market access with expanded product capabilities, collective customer lists, and global reach. This combination will provide significant cross-selling opportunities which are beginning to bear fruit.  As we build our presence, we expect strong growth potential due to the diversity of the end markets and the breadth of our offerings and capabilities.

“Concurrent with the resegmentation, we are launching a new Engineered Solutions website, http://www.SMPEngineeredSolutions.com, which will provide customers with commercial and technical information, as well as a full suite of our product capabilities across all the industries and markets we serve.”

Additional detail on the three business segments:

Engineered Solutions –This new segment focuses on custom-engineered solutions to vehicle and equipment manufacturers across diverse global end markets, including both on-highway and off-highway applications such as commercial vehicles, construction and agricultural equipment, power sports, and others. Our offerings include product categories from both of our legacy operating segments and provide a broad array of conventional and future-oriented technologies, including those that are specific to vehicle electrification and those that are powertrain-neutral.

Vehicle Control – To more accurately reflect the evolution of the products and categories SMP offers, and the future areas of product growth including powertrain-neutral and electrification-specific offerings, the Company will rename its “Engine Management” segment to “Vehicle Control”. The three subcategories are:

•	“Ignition, Emissions, & Fuel” will include internal combustion engine (ICE) related categories

•	“Wire Sets & Other” will include spark plug wire sets and other related products

•	“Electrical & Safety” will include non-ICE related conventional and evolving vehicle technologies

Temperature Control – This legacy Aftermarket business segment is poised to benefit from the broader adoption of more complex air conditioning systems that provide passenger comfort regardless of the vehicle’s powertrain propulsion, and from systems being developed to manage the temperature of batteries and other products used on electric vehicles. The two subcategories are:

•	“A/C System Components” includes compressors, connecting lines, heat exchangers, and expansion devices which comprise the parts found in a vehicle’s air conditioning system

•	“Other Thermal Components” includes parts that provide engine, transmission, electric drive motor, and battery temperature management

Conference Call
Standard Motor Products, Inc. will hold a conference call at 11:00 AM, Eastern Time, on Wednesday, February 22, 2023.  This call will be web cast and can be accessed on the Investor Relations page of our website at www.smpcorp.com and clicking on the SMP Q4'22 Earnings Call Earnings Webcast link.  Investors may also listen to the call by dialing 800-343-1703 (domestic) or 785-424-1226 (international).  Our playback will be made available for dial in immediately following the call.  For those choosing to listen to the replay by webcast, the link should be active on our website within 24 hours after the call.  The playback number is 800-723-1517 (domestic) or 402-220-2659 (international). The participant passcode is 73005.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

For more information, contact:
Anthony (Tony) Cristello
Standard Motor Products, Inc.
(972) 316-8107
tony.cristello@smpcorp.com

Source: Standard Motor Products, Inc.